As filed with the Securities and Exchange Commission on October 29, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The May Department Stores Company

(Exact name of Registrant as Specified in Its Charter)

New York	5311	43-0398035
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The May Department Stores Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	5311	43-1104396
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

611 Olive Street St. Louis, Missouri 63101-1799 (314) 342-6300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	Richard A. Brickson
Secretary and Senior Counsel
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799
(314) 342-6300
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code, of
Agent For Service)
Copies to:

Robert M. Chilstrom, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (Fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit(1)	Offering Price	Fee(1)

3.95% Notes due 2007	$ 400,000,000	100%	$ 400,000,000	$ 50,680

4.80% Notes due 2009	$ 600,000,000	100%	$ 600,000,000	$ 76,020

5.75% Notes due 2014	$ 500,000,000	100%	$ 500,000,000	$ 63,350

6.65% Debentures due 2024	$ 300,000,000	100%	$ 300,000,000	$ 38,010

6.70% Debentures due 2034	$ 400,000,000	100%	$ 400,000,000	$ 50,680

Guarantees of Securities(2)	—	—	—	(3)

Total	$2,200,000,000	100%	$2,200,000,000	$278,740

(1)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Each class of securities will be issued by The May Department Stores Company, a New York corporation (“Issuer”) and guaranteed by The May Department Stores Company, a Delaware corporation, which is the parent of the Issuer. No separate consideration will be received for the issuance of these guarantees.

(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not exchange the outstanding securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the new securities and it is not soliciting an offer to buy the new securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION) DATED OCTOBER 29, 2004.

PROSPECTUS

The May Department Stores Company

Offer to Exchange

$400,000,000 aggregate principal amount of 3.95% Notes due 2007,

$600,000,000 aggregate principal amount of 4.80% Notes due 2009,
$500,000,000 aggregate principal amount of 5.75% Notes due 2014,
$300,000,000 aggregate principal amount of 6.65% Debentures due 2024 and
$400,000,000 aggregate principal amount of 6.70% Debentures due 2034 that have been registered under the Securities Act of 1933

for any and all outstanding

3.95% Notes due 2007,

4.80% Notes due 2009,
5.75% Notes due 2014,
6.65% Debentures due 2024 and
6.70% Debentures due 2034
that have not been registered under the Securities Act of 1933

      The May Department Stores Company, a New York corporation, is offering to exchange up to $400,000,000 aggregate principal amount of 3.95% Notes due 2007, $600,000,000 aggregate principal amount of 4.80% Notes due 2009, $500,000,000 aggregate principal amount of 5.75% Notes due 2014, $300,000,000 aggregate principal amount of 6.65% Debentures due 2024 and $400,000,000 aggregate principal amount of 6.70% Debentures due 2034 that have been registered under the Securities Act of 1933 (which we refer to as the exchange securities) for a like aggregate principal amount of 3.95% Notes due 2007, 4.80% Notes due 2009, 5.75% Notes due 2014, 6.65% Debentures due 2024 and 6.70% Debentures due 2034, respectively, that were previously issued without registration under the Securities Act (which we refer to as the old securities). The May Department Stores Company, a Delaware corporation and the parent company of the issuer, unconditionally guarantees the exchange securities as to payments of principal and interest.

      The exchange securities are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the old securities. The terms of the exchange securities of each series are identical in all material respects to the terms of the old securities of that series, except that the transfer restrictions, registration rights, additional interest provisions, the right to vote as a separate class and certain mandatory redemption provisions applicable to the old securities of each series will not apply to the exchange securities of that series.

The Exchange Offer:

•	Expiration: 5:00 p.m., New York City time, on , 2004, unless we extend the expiration date in our sole and absolute discretion.

•	Conditions: The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding old securities of any series being tendered.

•	Tendered Notes: We will issue exchange securities of each series in exchange for all old securities of that series that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer. If you fail to tender your outstanding old securities, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	Withdrawal: You may withdraw tenders of old securities of any series at any time prior to the expiration or termination of the exchange offer for that series.

•	Tax Consequences: The exchange of exchange securities of any series for the old securities of that series will not be a taxable event for U.S. federal income tax purposes.

•	Proceeds: We will not receive any cash proceeds from the exchange offer.

•	Trading: There is no established trading market for the exchange securities and we do not intend to apply for listing of the exchange securities on any securities exchange.

       See the section entitled “Risk Factors” that begins on page 9 for a discussion of the factors that you should consider prior to tendering your old securities for exchange securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

NOTICES TO CERTAIN EUROPEAN RESIDENTS

Federal Republic of Germany

      The offering of the exchange securities is not a public offering in the Federal Republic of Germany. The exchange securities may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapierverkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the exchange securities in or out of the Federal Republic of Germany so that no public offer of the exchange securities or public distribution may be made in or out of the Federal Republic of Germany. The exchange securities are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, the offer is strictly for private use and the offer is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The exchange securities will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

United Kingdom

      In the United Kingdom, the exchange securities will only be available for subscription pursuant to the offering to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that will not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. This prospectus is being distributed in the United Kingdom only to persons of the kind described in Article 19(5) (“investment professionals”) or Article 49(2) (“high net worth companies, unincorporated associations etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, as amended, or to persons to whom it may otherwise lawfully be issued (collectively, “relevant persons”). By accepting delivery of this prospectus the recipient warrants and acknowledges that it is a relevant person. This communication must not be acted or relied upon by persons who are not relevant persons.

France

      In France, the exchange securities may not be directly or indirectly offered or sold to the public, and offers and sales of the exchange securities will only be made in France to qualified investors or to a closed circle of investors acting for their own accounts, in accordance with Article L.411-2 of the Code Monétaire et Financier, as amended, and Decree No. 98-880 dated October 1, 1998. Accordingly, this prospectus has not been submitted to the Commission des Opérations de Bourse. Neither this prospectus nor any other offering material may be distributed to the public in France. In the event that the exchange securities purchased by investors are directly or indirectly offered or sold to the public in France, the conditions set forth in Articles L.412-1 and L.621-8 of the Code Monétaire et Financier must be complied with.

NOTICE ABOUT INFORMATION CONTAINED IN THIS PROSPECTUS

      You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

      You should assume that the information in this prospectus or any supplement is accurate only as of the date on the front page of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

Page

Forward-Looking Statements	ii
Summary	1
Risk Factors	9
Use of Proceeds	11
Selected Financial Data of the Guarantor	12
Ratio of Earnings to Fixed Charges	13
The Exchange Offer	13
Description of the Exchange Securities	21
Certain U.S. Federal Income Tax Considerations	30
Plan of Distribution	33
Legal Matters	34
Experts	34
Incorporation by Reference	35
Opinion
Letter
Consent of Deloitte & Touche LLP
Consent of Ernst & Young LLP
Form T-1 Statement of Eligibility
Form of Letter of Transmittal
Form of Notice of Gauranteed Delivery
Form of Letter to Broke, Dealers, ect.
Form of Letter to Clients
Guidelines for Certification of Txpayer Identification

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative or other variations of those terms or comparable terminology. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current operations, expected future developments and other factors we believe are appropriate under the circumstances. Actual results could differ materially from those currently anticipated as a result of a number of factors. Those factors include, among other things, the competitive environment in the retailing industry in general and in the specific market areas in which we operate, including consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, unseasonable weather and those risks generally associated with our recent acquisition of the Marshall Field’s department store group and the integration of Marshall Field’s with May. Further, there can be no assurance that the integration of Marshall Field’s with May will be successful or without unanticipated costs or that anticipated synergies or other benefits will be realized.

      These and other factors that could cause or contribute to actual results differing materially from these forward-looking statements are discussed in greater detail elsewhere in this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus. We undertake no responsibility to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances.

ii

SUMMARY

      The following summary highlights selected information about us and this exchange offer. This summary does not contain all the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read the entire prospectus, the related letter of transmittal and the documents incorporated and deemed to be incorporated by reference before you participate in this exchange offer. In this prospectus, references to “May,” “we,” “our” and “us” and similar references mean The May Department Stores Company, a New York corporation and the issuer of the exchange securities. References to “Guarantor” refer to our parent company, The May Department Stores Company, a Delaware corporation.

The Issuer

      May is one of the nation’s largest retailing companies. We operate seven quality regional department store divisions nationwide under 12 long-standing and widely recognized trade names. As of October 2, 2004, we operated 497 department stores in 39 states and the District of Columbia. The department store divisions, their headquarters and the markets served are:

Department Store Divisions:	Headquarters:	Markets Served:

Famous Barr, L.S. Ayres and The Jones Store	St. Louis	23 markets, including St. Louis Metro; Kansas City Metro; and Indianapolis
Filene’s and Kaufmann’s	Boston	39 markets, including Boston Metro; Pittsburgh; Cleveland; Southern Connecticut; Providence Metro; Hartford; Buffalo; Rochester; and Columbus
Foley’s	Houston	22 markets, including Houston; Dallas/ Fort Worth; Denver; San Antonio; Austin; and Oklahoma City
Hecht’s and Strawbridge’s	Washington, D.C.	20 markets, including Washington, D.C. Metro; Philadelphia Metro; Baltimore; Norfolk; Nashville; Richmond; Charlotte; Greensboro; and Raleigh-Durham
Lord & Taylor	New York City	27 markets, including New York/ New Jersey Metro; Chicago; Boston; Philadelphia Metro; Washington, D.C. Metro; and Detroit
Marshall Field’s	Minneapolis	25 markets, including Chicago; Detroit; and Minneapolis
Robinsons-May and Meier & Frank	Los Angeles	15 markets, including Los Angeles/ Orange County; Riverside/ San Bernardino; Phoenix; San Diego; Las Vegas; Portland/ Vancouver Metro; and Salt Lake City

      May was organized under the laws of the State of New York on June 4, 1910. We employ approximately 124,000 people in 39 states and the District of Columbia. Our principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and our telephone number is 314-342-6300.

The Guarantor

      The Guarantor was organized under the laws of the State of Delaware. The Guarantor became the sole shareowner of May pursuant to a statutory share exchange implemented on May 24, 1996, which resulted in changing the state of incorporation of the publicly traded company from New York to Delaware. The Guarantor’s principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and its telephone number is 314-342-6300.

      In addition to the department stores operations, the Guarantor also operates two captive insurance companies, a merchandise design and sourcing company and a bridal group. The bridal group includes some of the most recognized names in the wedding industry, including David’s Bridal, After Hours Formalwear and Priscilla of Boston. The bridal group employs approximately 10,000 people in 45 states and Puerto Rico. David’s Bridal is the nation’s largest retailer of bridal gowns and bridal-related merchandise and offers a variety of special occasion dresses and accessories, operating 223 stores in 44 states and Puerto Rico. After Hours Formalwear is the largest tuxedo rental and sales retailer in the United States, operating 457 stores in 30 states. Priscilla of Boston is one of the most highly recognized upscale bridal retailers in the United States, operating 11 stores in nine states.

Recent Developments

      Effective July 31, 2004, we completed the acquisition of the Marshall Field’s department store group from Target Corporation. Marshall Field’s is a traditional department store that emphasizes fashion leadership, quality merchandise and superior guest services. It is headquartered in Minneapolis and operates 62 stores, primarily in the Chicago, Minneapolis and Detroit metropolitan areas. Locations include the flagship store on State Street in the Chicago Loop and other important flagship stores in Detroit, Minneapolis and suburban Chicago. We acquired substantially all the assets that comprise Marshall Field’s, including stores, inventory, customer receivables and distribution centers in Chicago, Detroit and Minneapolis, and assumed certain liabilities, including accounts payable and other accrued expenses. The purchase price for Marshall Field’s was $3.2 billion. We issued the old securities on July 20, 2004 and used the net proceeds to finance a portion of the acquisition, with the remainder financed through $1.0 billion of short-term borrowings and cash on hand. We are operating Marshall Field’s as one of our stand-alone department store divisions.

      As part of the Marshall Field’s transaction, we also acquired from Target Corporation the real estate associated with nine Mervyn’s store locations in the Minneapolis-St. Paul area. We have transferred four of those nine store locations to third parties.

      On August 24, 2004, we entered into a new five-year $1.4 billion revolving credit facility. This facility replaced our prior $300 million 364-day facility that expired in July 2004 and our $700 million five-year credit facility that was scheduled to expire on July 31, 2006. Under the terms of the new credit facility we may obtain and utilize from time to time up to $1.4 billion in revolving credit loans for general corporate purposes including, without limitation, acquisitions. We may increase the credit amount available under the credit facility by up to $200 million at a later date. The Guarantor has guaranteed the loans and our other obligations under the credit facility.

Reduction in Credit Rating on Our Debt Securities

      On July 12, 2004, Moody’s Investor Services announced that it had lowered its rating on our senior unsecured debt, which includes the old securities and will include the exchange securities, to “Baa2” from “Baa1” as a result of the increase in our levels of debt resulting from the Marshall Field’s transaction along with the potential challenges to the timely integration of and improvement in the performance of the acquisition. Moody’s reaffirmed its “Prime-2” rating of our short-term debt. The rating outlook is stable. On July 13, 2004, Standard & Poor’s announced that it had lowered its rating on our long-term senior debt, which includes the old securities and will include the exchange securities, to “BBB” from “BBB+” for similar reasons. Standard & Poor’s reaffirmed its “A-2” rating of our short-term debt. The rating outlook is stable. Credit rating agencies may from time to time change their ratings on our debt securities, including the old securities and the exchange securities, as a result of our operating results or actions we take or as a result of a change in the views of the credit rating agencies regarding, among other things, the general outlook for our industry or the economy. In addition, we are not able to predict with any certainty the effect of the Marshall Field’s transaction on our financial condition or results of operations, including cash flows or earnings. We cannot provide any assurance that Moody’s and Standard & Poor’s or other rating agencies will not reduce their ratings of our debt securities or place those debt securities on “watch lists” for possible future downgrading. Any of these events will likely increase our costs of debt and other financing and have an adverse effect on the market price of our debt securities. The credit ratings accorded to our debt securities, including the old securities and the exchange securities offered hereby, are not recommendations to purchase, hold or sell those debt securities.

The Exchange Offer

      The following summary contains selected information about the exchange securities and the exchange offer. For a more complete description of the exchange securities and the exchange offer, see the discussions under the headings “The Exchange Offer” and “Description of the Exchange Securities.”

Old Securities	On July 20, 2004, we completed the private offering of the following aggregate principal amounts of old securities in transactions exempt from the registration requirements of the Securities Act. These old securities are subject to transfer restrictions, special interest provisions, and are entitled to registration rights. They also were subject to mandatory redemption had we not completed the acquisition of Marshall Field’s by August 31, 2004.

• $400,000,000 of old 3.95% Notes due 2007;

• $600,000,000 of old 4.80% Notes due 2009;

• $500,000,000 of old 5.75% Notes due 2014;

• $300,000,000 of old 6.65% Debentures due 2024; and

• $400,000,000 of old 6.70% Debentures due 2034.

Exchange Securities	We propose to issue up to the following aggregate principal amount of exchange securities, the issuance of which has been registered under the Securities Act:

• $400,000,000 of exchange 3.95% Notes due 2007;

• $600,000,000 of exchange 4.80% Notes due 2009;

• $500,000,000 of exchange 5.75% Notes due 2014;

• $300,000,000 of exchange 6.65% Debentures due 2024; and

• $400,000,000 of exchange 6.70% Debentures due 2034.

The form and terms of the exchange securities are identical in all material respects to those of the old securities, except that the following provisions relating to the old securities do not apply to these exchange securities: registration rights, transfer restrictions, special interest provisions, the right to vote as a separate class under certain circumstances and the mandatory redemption provisions relating to the Marshall Field’s acquisition.

The Exchange Offer	We are offering to issue up to:

• $400,000,000 in aggregate principal amount of exchange 3.95% Notes due 2007;

• $600,000,000 in aggregate principal amount of exchange 4.80% Notes due 2009;

• $500,000,000 in aggregate principal amount of exchange 5.75% Notes due 2014;

• $300,000,000 in aggregate principal amount of exchange 6.65% Debentures due 2024; and

• $400,000,000 in aggregate principal amount of exchange 6.70% Debentures due 2034,

in exchange for a like principal amount of the old securities of each series, to satisfy our obligations under the registration rights agreement that we entered into when the old securities were issued in transactions exempt from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer for each series of old securities will expire at 5:00 p.m., New York City time, on 2004, unless we extend the expiration date in our sole and absolute discretion.

By tendering your old securities of any series, you represent to us that:

• any exchange securities that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange securities;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange securities;

• if you are a broker-dealer that will receive exchange securities of a series for your own account in exchange for outstanding old securities of that series that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange securities; and

• you are not our “affiliate” or an “affiliate” of the Guarantor as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

We will accept for exchange any and all outstanding old securities of each series that are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The exchange securities issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Acceptance of Old Securities for Exchange; Delivery of Exchange Securities.”

Withdrawal; Non-Acceptance	You may withdraw any old securities tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send the exchange agent, and the exchange agent must receive, a notice of withdrawal at its address indicated under “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date.

If you withdraw your tender of old securities or we decide for any reason not to accept any old securities tendered for exchange, the old securities will be returned to you at our expense promptly after the expiration or termination of the exchange offer. In the case of old securities tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, we will credit any withdrawal or unaccepted old securities to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old securities, see the discussion under the headings “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Securities” and “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	We are not required to accept outstanding old securities of any series for exchange and we may terminate or amend the exchange offer if various conditions are not satisfied or waived by us. See the discussion under the heading “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering	Unless you comply with the procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your old securities of any series by sending the certificates for your old securities, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to J.P. Morgan Trust Company, National Association, as exchange agent, at the address listed below under the heading “The Exchange Offer — Exchange Agent;” or

• tender your old securities of any series by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old securities in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old securities into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion under “The Exchange Offer — Book-Entry Transfers.”

If your outstanding old securities are held through Euroclear Bank S.A./ NV, or Euroclear, or through Clearstream Banking SA, Luxembourg, or Clearstream, you must arrange for Euroclear or Clearstream to transmit required information to the exchange agent in connection with a book- entry transfer.

Guaranteed Delivery Procedures	If you are a registered holder of old securities of any series and wish to tender your old securities in the exchange offer, but

• the old securities are not immediately available;

• time will not permit your old securities or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender your old securities by following the procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old securities in the exchange offer, you should promptly contact the person in whose name the old securities are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old securities, you must either make appropriate arrangements to register ownership of the old securities in your name or obtain a properly completed bond power from the person in whose name the old securities are registered.

Certain Federal Income Tax Considerations	The exchange of the old securities of any series for exchange securities of that series in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under “Certain U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer. You should consult with your own tax advisor as to the tax consequences of the exchange to you.

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange securities of any series issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act as long as:

• you are acquiring the exchange securities in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the old securities or the exchange securities; and

• you are not an “affiliate” of ours or of the Guarantor.

If any of these conditions is not satisfied and you transfer any exchange securities issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities

Act or without an exemption from registration for your exchange securities from those requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against any of these liabilities.

Use of Proceeds	Neither we nor the Guarantor will receive any cash proceeds from the exchange offer.

Exchange Agent	J.P. Morgan Trust Company, National Association is serving as the exchange agent in connection with the exchange offer. You can find the address and telephone number of the exchange agent under the heading “The Exchange Offer — Exchange Agent.”

Broker-Dealers	Each broker-dealer that is issued exchange securities of any series in the exchange offer for its own account, in exchange for outstanding old securities of that series which were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange securities. A broker-dealer may use this prospectus for any offer to resell, resale or other transfer of the exchange securities issued to it in the exchange offer. See the discussion under the heading “Plan of Distribution” for more information.

Registration Rights	When we issued the old securities of each series in July 2004, we entered into a registration rights agreement with the initial purchasers of those old securities. Under the terms of the registration rights agreement, we agreed to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the old securities for the exchange securities. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Consequences of Not Exchanging Old Securities	If you do not exchange your old securities of any series in the exchange offer you will continue to be subject to the transfer restrictions described in the legend on the certificate for your old securities. In general, you may offer or sell your old securities only if they are:

• registered under the Securities Act and applicable state securities laws;

• offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old securities under the Securities Act. For more information regarding the consequences of not tendering your old securities, see the discussion under the heading “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Securities.”

Risk Factors	See “Risk factors” beginning on page 9 for a discussion of factors that you should carefully consider before tendering your old securities in the exchange offer.

Summary of the Terms of the Exchange Securities

      The following summary contains selected information about the exchange securities. For a more complete description, see the discussion under the heading “Description of the Exchange Securities.”

Issuer	The May Department Stores Company, a New York corporation.

Guarantor	The May Department Stores Company, a Delaware corporation and sole shareowner of Issuer.

Exchange Securities Offered	$400,000,000 aggregate principal amount of exchange 3.95% Notes due 2007, which will mature on July 15, 2007.

$600,000,000 aggregate principal amount of exchange 4.80% Notes due 2009, which will mature on July 15, 2009.

$500,000,000 aggregate principal amount of exchange 5.75% Notes due 2014, which will mature on July 15, 2014.

$300,000,000 aggregate principal amount of exchange 6.65% Debentures due 2024, which will mature on July 15, 2024.

$400,000,000 aggregate principal amount of exchange 6.70% Debentures due 2034, which will mature on July 15, 2034.

Some Common Terms of the Exchange Securities

Interest Payment Dates	January 15 and July 15, commencing January 15, 2005.

Ranking	The exchange securities will be unsecured, rank equally with all our existing and future unsecured senior debt and rank senior to all our existing and future subordinated debt. The exchange securities will be junior to all our existing and future secured debt.

Guarantee	The exchange securities will be fully and unconditionally guaranteed as to payments of principal, interest and premium, if any, by the Guarantor. The securities will not be guaranteed by any of our or the Guarantor’s other subsidiaries.

Optional Redemption	We may redeem any series of the exchange securities, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, subject to the payment of a make-whole premium. See “Description of the Exchange Securities — Optional Redemption.”

Covenants	We will issue the exchange securities under an indenture, which contains covenants restricting our ability, with certain exceptions, to:

• incur debt secured by liens; and

• enter into mergers or consolidations.

See the discussion under the heading “Description of the Exchange Securities — Certain Restrictions” for more information regarding these covenants.

RISK FACTORS

      You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before tendering your old securities in the exchange offer.

Risks Related to the Securities

You may not be able to sell your old securities if you do not exchange them for exchange securities in the exchange offer.

      If you do not exchange your old securities for exchange securities in the exchange offer, your old securities will continue to be subject to the restrictions on transfer described in the legend on the certificates for your old securities and will no longer have the registration and other rights under the registration rights agreement. The restrictions on transfer of your old securities arise because we issued the old securities under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the old securities unless they are registered under the Securities Act and applicable state securities laws, or offered or sold under an exemption from these requirements. We do not currently plan to register the old securities under the Securities Act. For further information regarding the consequences of failing to tender your old securities in the exchange offer, see the discussions under the headings “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Securities” and “Certain U.S. Federal Income Tax Considerations.”

There is no established trading market for the exchange securities.

      There is no existing trading market for the exchange securities. We do not intend to apply for listing or quotation of the exchange securities on any exchange. We cannot assure you as to the liquidity of markets that may develop for the exchange securities, your ability to sell the exchange securities or the price at which you would be able to sell the exchange securities. If such markets were to exist, the exchange securities could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities.

You must comply with the exchange offer procedures in order to receive freely tradable exchange securities.

      The exchange agent will issue you exchange securities of any series in exchange for your old securities of that series pursuant to the exchange offer only after it receives on a timely basis a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, and all other documents required by the letter of transmittal. Therefore, if you want to tender your old securities in exchange for exchange securities, you should allow sufficient time to ensure timely delivery of all documents. We and the exchange agent are under no duty to notify you of any defects or irregularities with respect to your tender of old securities for exchange. Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. See the discussion under the headings “The Exchange Offer — Procedures for Tendering Old Securities” and “Plan of Distribution” for more information.

Risks Relating to Our Industry and Our Business

We face competition in the retail industry.

      We conduct our retail merchandising business under highly competitive conditions. Although we are one of the nation’s largest department store retailers, we have numerous competitors at the national and local levels, which compete with our individual department stores and the bridal group. Competitors include department stores and specialty, off-price, discount, internet and mail-order retailers. Competition is characterized by many factors including location, reputation, assortment, advertising, price, quality, service and credit availability. If we do not compete effectively with regard to these factors, our results of operations could be materially and adversely affected.

Our sales and operating results depend on consumer preferences and fashion trends.

      Our sales and operating results depend in part on our ability to predict or respond to changes in fashion trends and consumer preferences in a timely manner. We develop new retail concepts and continuously adjust our inventory position in certain major and private-label brands and product categories in an effort to satisfy customers. Any sustained failure to identify and respond to emerging trends in lifestyle and consumer preferences could have a material adverse effect on our business. Consumer spending may be affected by many factors outside our control, including competition from store-based retailers, mail order, and internet companies; consumer confidence and preferences; weather that affects customer traffic; and general economic conditions.

Our expansion depends on our ability to successfully acquire or build new stores and remodel and/or expand existing stores.

      Our business expansion strategy focuses on acquiring or building new stores and remodeling and/or expanding existing stores. We evaluate each investment decision to determine if it meets our financial standards. Our success in achieving future growth through opening new stores or expanding existing stores will depend on our ability to identify, finance, obtain, construct, and operate these stores. Acquisitions depend on our ability to identify, negotiate, and finance acquisitions on acceptable terms and integrate acquired stores into our operations. Our failure to implement our business expansion strategy could have a material adverse effect on our business and operations.

Our future results of operations depend on our ability to successfully integrate Marshall Field’s with May.

      Effective July 31, 2004, we acquired the Marshall Field’s department stores assets from Target Corporation. Integration of the Marshall Field’s stores could disrupt our business by diverting management away from day-to-day operations. Further, failure to successfully integrate the Marshall Field’s stores may cause significant operating inefficiencies and could adversely affect our profitability. In addition, our failure to realize anticipated synergies of the Marshall Field’s transaction could also adversely affect our profitability.

Our ability to satisfy the debt obligations incurred in connection with the Marshall Field’s transaction could affect our ability to operate our business and impact our results.

      We incurred significant debt obligations in connection with the Marshall Field’s transaction. We will have significant debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future. Our ability to service our indebtedness, including paying interest on and principal of the exchange securities, will depend upon, among other things, our ability to replenish inventory, generate sales and maintain our stores. In the event we are unable to meet our debt service obligations or in the event we default in some other manner under our debt instruments, the lenders thereunder could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, immediately due and payable.

We are subject to environmental protection and health and safety laws and regulations that potentially could adversely affect our business, results of operations or financial condition.

      Our business is subject to various federal, state and local laws and regulations concerning environmental, health, and safety matters. Violations of such laws and regulations can lead to substantial fines and penalties, as well as substantial remediation costs. We cannot assure you that our costs of complying with current and future environment and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous materials will not adversely affect our business, results of operations or financial condition.

Our results of operations depend on keeping our expenses at an appropriate level.

      Our performance depends on appropriate management of our expense structure, including our selling, general and administrative costs. If we fail to meet our expense budget or to appropriately reduce expenses during a weak sales season, our results of operations could be adversely affected.

Other factors could affect our results of operations and our ability to grow.

      Other factors that could cause actual results to differ materially from those predicted and that may adversely affect our ability to grow include: changes in the availability or cost of capital, shifts in seasonality of shopping patterns, work interruptions, the effect of excess retail capacity in our markets and material acquisitions or dispositions.

USE OF PROCEEDS

      Neither we nor the Guarantor will receive any cash proceeds from the issuance of the exchange securities. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. Any old securities that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

SELECTED FINANCIAL DATA OF THE GUARANTOR

      The selected financial data of the Guarantor presented below for the twenty-six weeks ended July 31, 2004 and August 2, 2003 have been derived from its unaudited consolidated financial statements and other financial information. The selected financial data of Guarantor presented below for each of the five fiscal years shown has been derived from its audited consolidated financial statements and other financial information. The selected financial data appearing below is qualified in its entirety by reference to, and should be read in conjunction with, the Guarantor’s consolidated financial statements, related notes and other financial information that have been incorporated by reference in this prospectus and that were previously filed with the SEC.

	26 Weeks Ended		Fiscal Year Ended

	July 31,	Aug. 2,	Jan. 31,	Feb. 1,	Feb. 2,	Feb. 3,	Jan. 29,
	2004	2003	2004	2003	2002	2001	2000

	(Dollars in millions, except per share and operating statistics)
Operations
Net sales	$5,919	$5,873	$13,343	$13,491	$13,883	$14,210	$13,562
Total percent increase (decrease)	0.8%	(4.1)%	(1.1)%	(2.8)%	(2.3)%	4.8%	6.0%
Store-for-store percent increase (decrease)	(0.2)%	(5.8)%	(2.8)%	(5.3)%	(4.4)%	0.0%	2.7%
Cost of sales:
Recurring	$4,185	$4,206	$9,372	$9,440	$9,632	$9,798	$9,255
Restructuring markdowns	11	—	6	23	—	—	—
Selling, general, and administrative expenses	1,273	1,297	2,686	2,772	2,758	2,665	2,497
Restructuring costs	11	318	322	91	—	—	—
Interest expense, net	158	160	318	345	354	345	287
Earnings (loss) before income taxes	281	(108)	639	820	1,139	1,402	1,523
Provision (credit) for income taxes	104	(70)	205	278	436	544	596
Net earnings (loss)	177	(38)	434	542	703	858	927
Percent of net sales	3.0%	(0.6)%	3.3%	4.0%	5.1%	6.0%	6.8%
Diluted earnings (loss) per share	$0.57	$(0.16)	$1.41	$1.76	$2.21	$2.62	$2.60
LIFO credit	$—	$—	$—	$—	$(30)	$(29)	$(30)
Operating statistics
Stores open at period-end:
Department stores	497	447	444	443	439	427	408
Bridal Group	684	460	680	425	400	123	—
Cash flows and financial position
Cash flows from operations	$565	$558	$1,675	$1,460	$1,644	$1,346	$1,530
Depreciation and amortization	281	276	564	557	559	511	469
Capital expenditures	270	335	600	798	797	598	703
Dividends on common stock	140	138	277	273	278	286	295
Working capital	1,977	2,301	2,458	2,186	2,403	3,056	2,700
Long-term debt and preference stock	6,016	4,183	4,032	4,300	4,689	4,833	3,875
Shareowners’ equity	4,241	3,856	4,191	4,035	3,841	3,855	4,077
Total assets	15,134	11,584	12,089	12,001	11,964	11,574	10,935

      All fiscal years included 52 weeks, except 2000, which included 53 weeks. Amounts for all periods conform to the 2004 presentation for the 26 weeks ended July 31, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents the ratios of earnings to fixed charges for the Guarantor for the periods indicated. These ratios should be read in conjunction with, and are qualified in their entirety by reference to, the information appearing elsewhere in this prospectus under the caption “Selected Financial Data of the Guarantor” and the consolidated financial statements and related notes of the Guarantor incorporated by reference in this prospectus.

	26 Weeks Ended		Fiscal Year Ended(1)

	July 31,	Aug. 2,	Jan. 31,	Feb. 1,	Feb. 2,	Feb. 3,	Jan. 29,
	2004	2003	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges(2)	2.4x	0.4x	2.6x	2.8x	3.5x	4.2x	5.1x

(1)	All fiscal years included 52 weeks, except 2000, which included 53 weeks.

(2)	For purposes of computing the ratios of earnings to fixed charges, we calculated earnings by adding to pretax earnings (a) fixed charges, excluding capitalized interest and the pretax equivalent of preferred stock dividend requirements, and (b) the total of adjustments to recognize amortization of previously capitalized interest and then subtracting dividends on ESOP Preference Shares. We calculated fixed charges by adding gross interest expense, including interest on long-term, short-term and ESOP debt, and amortization of debt discount and debt issue expense, that portion of rent expense deemed representative of the interest factor in such rent expense and the pretax equivalent of preferred stock dividend requirements.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Securities

      Subject to terms and conditions detailed in this prospectus, we will accept for exchange old securities of each series that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term “expiration date”, we mean 5:00 p.m., New York City time,                     , 2004. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. In that case, the term “expiration date” means the latest time and date to which the exchange offer is extended.

      As of the date of this prospectus, $2.2 billion principal amount of old securities are outstanding, as follows:

•	$400,000,000 of 3.95% Notes due 2007;

•	$600,000,000 of 4.80% Notes due 2009;

•	$500,000,000 of 5.75% Notes due 2014;

•	$300,000,000 of 6.65% Debentures due 2024; and

•	$400,000,000 of 6.70% Debentures due 2034.

      We are sending this prospectus, together with the letter of transmittal, to all holders of old securities of each series of whom we are aware.

      We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of old securities of any series, by giving oral or written notice of an extension to the holders of the old securities as described below. During any extension, all old securities of that series previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old securities not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      The exchange securities will evidence the same continuing indebtedness as the old securities.

      Old securities tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

      We expressly reserve the right to amend or terminate the exchange offer with respect to any series of old securities, and not to accept any old securities of that series, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old securities of that series as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Securities

      Your tender to us of old securities of any series as set forth below and our acceptance of the old securities will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal. Except as set forth below, to tender old securities for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to J.P. Morgan Trust Company, National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either

•	certificates for the old securities must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a “book-entry confirmation,” of old securities, if this procedure is available, into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedure for book-entry transfer (described below) must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant.

      The method of delivery to the exchange agent of the old securities, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letter of transmittal or certificates for old securities to us.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old securities surrendered for exchange are tendered:

•	by a holder of the old securities who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution, as defined below.

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, those guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program. We refer to those entities as “eligible institutions.” If old securities are registered in the name of a person other than the signer of the letter of transmittal, the old securities surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

      We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old securities tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old security not properly tendered or to not accept any particular old security which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old security either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old securities in the exchange offer. If we exercise the foregoing right to waive a condition of the exchange offer for one security holder, we will waive the condition for all security holders of that series of old securities. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old security either before or after the expiration date, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old securities for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old securities for exchange, and no one will be liable for failing to provide notification. With respect to each security holder, all conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer before we will issue new exchange notes to such security holder.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old securities, these old securities must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) appears on the old securities.

      If the letter of transmittal, the certificates representing any old securities, or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us or by the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      By tendering old securities, you represent to us that, among other things:

•	any exchange securities received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange securities;

•	you are not our or the Guarantor’s “affiliate” (as defined in Rule 405 under the Securities Act);

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange securities;

•	if you are a broker-dealer, you will receive exchange securities for your own account in exchange for securities that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such exchange securities; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

      If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange securities to be acquired pursuant to the exchange offer, you or that other person:

•	will not be able to rely on the applicable interpretations of the SEC’s staff;

•	will not be able to tender your old securities in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old securities unless such sale or transfer is made pursuant to an exemption from such requirements.

Acceptance of Old Securities for Exchange; Delivery of Exchange Securities

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old securities of each series properly tendered and will issue the exchange securities of each series promptly after the expiration of the exchange offer. The conditions of the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old securities for exchange if and when we give oral, confirmed in writing, or written notice to the exchange agent.

      The holder of each old security of a series accepted for exchange will receive an exchange security of that series in the amount equal to the surrendered old security. Accordingly, registered holders of exchange securities on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the old securities, or if no interest has been paid on the old securities, from the date of issuance of the old securities. Holders of exchange securities will not receive any payment of accrued interest on old securities otherwise payable on any interest payment date, if the record date for the interest payment occurs on or after the consummation of the exchange offer.

      In all cases, the exchange agent will only issue exchange securities for old securities after the exchange agent has timely received:

•	certificates for old securities of a series or a timely book-entry confirmation of these old securities into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in its place; and

•	all other required documents.

      If any tendered old securities of a series are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old securities of any series are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old securities will be returned without expense to the tendering holder, or, in the case of old securities tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the book-entry procedures described below, the non-exchanged old securities will be credited to an account maintained with DTC, Euroclear or Clearstream as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established for the old securities of each series at DTC, Euroclear or Clearstream within two business days after the date of this prospectus, unless the exchange agent already has established accounts with DTC, Euroclear or Clearstream suitable for the exchange offer. Any financial institution that is a participant in or an account holder in DTC’s, Euroclear’s or Clearstream’s book-entry system, may make book-entry delivery of outstanding old securities by causing DTC, Euroclear or Clearstream to transfer such outstanding old securities into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate, in accordance with that entity’s procedures for transfer. Although delivery of old securities may be effected through book-entry transfer at DTC, Euroclear or Clearstream, the letter of transmittal or facsimile copy of the letter or an agent’s message in place of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under the heading “— Exchange Agent” on or prior to the expiration date; otherwise, the guaranteed delivery procedures described below must be followed.

Guaranteed Delivery Procedures

      If you wish to tender your old securities and the certificates representing your old securities are not immediately available, or time will not permit the certificates representing your old securities or other required documents to reach the exchange agent before the expiration date, then, you may still tender if both of the following are complied with:

•	your tender is made by or though an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

      The notice of guaranteed delivery must:

•	set forth your name and address, the registered number(s) of your outstanding old securities and the principal amount of outstanding old securities tendered;

•	state that the tender is being made thereby;

•	guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding old securities, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding old securities in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of old securities at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under the heading “— Exchange Agent.” This notice must specify:

•	the name of the person that tendered the old securities to be withdrawn;

•	the old securities to be withdrawn, including the principal amount of the old securities; and

•	where certificates for the old securities have been transmitted, the name in which the old securities are registered, if different from that of the withdrawing holder.

      If certificates for old securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution. If old securities have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn outstanding old securities and otherwise comply with the procedures of DTC, Euroclear or Clearstream.

      We or the exchange agent will make a final and binding determination on all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any old securities withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old securities tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old securities tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the book-entry transfer procedures described above, the old securities will be credited to an account maintained for the old securities with DTC, Euroclear or Clearstream, as the case may be, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old securities by following one of the procedures described under the heading “— Procedures for Tendering Old Securities” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange securities in exchange for any old securities and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of the old securities:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

Conditions to the exchange offer must be satisfied or waived prior to the expiration date of the exchange offer.

      The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right that we may assert at any time.

      In addition, we will not accept for exchange any old securities tendered, and we will not issue any exchange securities if at the time of exchange any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      We have appointed J.P. Morgan Trust Company, National Association as the exchange agent for the exchange offer. You should send all executed letters of transmittal and direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent, as follows:

      By overnight courier, registered/certified mail and by hand:

J.P. Morgan Trust Company, National Association
Institutional Trust Services
2001 Bryan Street
9th Floor
Dallas, TX 75201
Attn: Frank Ivins

By Facsimile for Eligible Institutions:
212-468-6494
(Your fax cover sheet should include a call back telephone number and request a call back upon receipt.)

For Information:
1-800-275-2048

      If you deliver any documents to an address other than as set forth above or transmit instructions via a facsimile number other than as set forth above, such delivery or instructions will not be effective.

Fees and Expenses

      The principal solicitation is being made by J.P. Morgan Trust Company, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange securities, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

      Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and persons so engaged by the exchange agent.

Accounting Treatment

      We will record the exchange securities of each series at the same carrying value as the old securities of that series, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the terms of the exchange securities.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of old securities of any series in the exchange offer unless you instruct us to register exchange securities in the name of, or request that old securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Securities

      If you do not exchange your old securities of any series for exchange securities of that series in the exchange offer, your old securities will remain outstanding and will continue to be subject to the currently applicable restrictions on transfer:

•	as set forth in the legend printed on the certificates for your old securities; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the old securities.

      These transfer restrictions are required because the old securities were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old securities may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old securities under the Securities Act.

Resales of the Exchange Securities

      We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff’s position, we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that exchange securities may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act. In order to receive exchange securities that are freely tradeable, a holder must acquire the exchange securities in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act, of the exchange securities. Holders wising to participate in the exchange offer must make the representations described above under the heading “— Procedures for Tendering Old Securities.”

      Any holder of old securities:

•	who is our or the Guarantor’s “affiliate,” as defined in Rule 405 under the Securities Act;

•	who did not acquire the exchange securities in the ordinary course of its business;

•	who is a broker-dealer that purchased old securities from us to resell them under Rule 144A of the Securities Act or any other available exemption under the Securities Act; or

•	who intends to participate in the exchange offer for the purpose of distributing, with the meaning of the Securities Act, exchange securities;

will be subject to separate restrictions. Each holder in any of the above categories:

•	will not be able to rely on the interpretations of the SEC’s staff in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender old securities in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old securities, unless the sale or transfer is made under an exemption from such requirements.

      If you are a broker-dealer holding old securities acquired for your own account, then you may be deemed a statutory “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of your exchange securities. Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it acquired the old securities for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange securities. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Based on the position taken by the staff of the SEC in the interpretive letters referred to above, we believe that “participating broker-dealers,” or broker-dealers that acquired old securities for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the exchange securities received upon exchange of old securities with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the exchange securities. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of exchange securities received in exchange for old securities where the old securities were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the exchange securities. See “Plan of Distribution.” However, a participating broker-dealer that intends to use this prospectus in connection with the resale of exchange securities received in exchange for old securities pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under “— Exchange Agent.” Any participating broker-dealer that is our “affiliate” may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each participating broker-dealer that tenders old securities pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of exchange securities pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the exchange securities may be resumed, as the case may be.

DESCRIPTION OF THE EXCHANGE SECURITIES

      The old securities were issued under an indenture dated as of July 20, 2004 by and between May, the Guarantor and J.P. Morgan Trust Company, National Association, as trustee (the “2004 indenture”). The exchange securities will be issued under an indenture dated as of June 17, 1996, by and between May, the Guarantor and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A., the successor to The First National Bank of Chicago) as trustee (the “indenture”). The exchange 3.95% Notes due 2007, the exchange 4.80% Notes due 2009, the exchange 5.75% Notes due 2014, the exchange 6.65% Debentures due 2024 and the exchange 6.70% Debentures due 2034 will each be a separate series of debt securities under the indenture. We have in the past issued, and may in the future issue, additional series of debt securities under the indenture. The following summary of certain provisions of the indenture and the exchange securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms in the indenture. Because the following is only a summary, it does not contain all information that you may find useful. For further information please read the exchange securities and the indenture.

General

      The exchange securities will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness. The terms of the exchange securities of each series and the old securities of that series are identical in all material respects, except the exchange securities:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the old securities;

•	will not contain the provisions requiring mandatory redemption if we did not complete the Marshall Field’s acquisition by August 31, 2004;

•	in some circumstances will not vote as a separate class, but rather will vote with the other holders of outstanding debt securities under the indenture; and

•	will not contain provisions relating to the payment of special interest to be made to the holders of the old securities under certain circumstances related to the timing of the exchange offer.

Principal, Maturity and Interest

•	The exchange 3.95% Notes due 2007 will be initially issued in the aggregate principal amount of $400,000,000. These notes will mature on July 15, 2007. The notes will bear interest at the rate of 3.95% from July 20, 2004, or from the most recent Interest Payment Date to which interest has been paid or provided for.

•	The exchange 4.80% Notes due 2009 will be initially issued in the aggregate principal amount of $600,000,000. These notes will mature on July 15, 2009. The notes will bear interest at the rate of 4.80% from July 20, 2004, or from the most recent Interest Payment Date to which interest has been paid or provided for.

•	The exchange 5.75% Notes due 2014 will be initially issued in the aggregate principal amount of $500,000,000. These notes will mature on July 15, 2014. The notes will bear interest at the rate of

5.75% from July 20, 2004, or from the most recent Interest Payment Date to which interest has been paid or provided for.

•	The exchange 6.65% Debentures due 2024 will be initially issued in the aggregate principal amount of $300,000,000. These debentures will mature on July 15, 2024. The debentures will bear interest at the rate of 6.65% from July 20, 2004, or from the most recent Interest Payment Date to which interest has been paid or provided for.

•	The exchange 6.70% Debentures due 2034 will be initially issued in the aggregate principal amount of $400,000,000. These debentures will mature on July 15, 2034. The debentures will bear interest at the rate of 6.70% from July 20, 2004, or from the most recent Interest Payment Date to which interest has been paid or provided for.

      Interest on the exchange securities of each series will be payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2005, to the persons in whose names the exchange securities are registered at the close of business on January 1 or July 1, as the case may be, next preceding such Interest Payment Date. The Guarantor will unconditionally guarantee the payment of the principal of, any premium, interest and any Redemption Price on the exchange securities when and as they shall become due and payable, whether at maturity, upon acceleration or redemption or otherwise, pursuant to the terms of the exchange securities and of the indenture. The Guarantor will endorse a Guarantee on each exchange security. May, the Guarantor and the trustee may, without the consent of any Holders, enter into a supplemental indenture to, among other things, add additional guarantors with respect to all or any series of exchange securities.

      The exchange securities are redeemable prior to maturity only as described under “— Optional Redemption” and do not have the benefit of a sinking fund. Principal of the exchange securities will be payable, and the transfer of the exchange securities will be registrable, at the office of the trustee. The exchange securities will be issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of exchange securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The exchange securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “— Global Securities; Book-Entry System.”

Optional Redemption

      The exchange securities may be redeemed, in whole or from time to time in part, at our option, on any date (a “Redemption Date”), at a redemption price equal to the greater of (1) 100 percent of the principal amount of the securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to that Redemption Date) discounted to that Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the exchange 3.95% Notes due 2007, 20 basis points in the case of the exchange 4.80% Notes due 2009, 20 basis points in the case of the exchange 5.75% Notes due 2014, 20 basis points in the case of the exchange 6.65% Debentures due 2024, or 25 basis points in the case of the exchange 6.70% Debentures due 2034, plus, in either case, accrued and unpaid interest and additional interest, if any, on the principal amount being redeemed to that Redemption Date; provided that installments of interest on the exchange securities which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of those securities, registered as such at the close of business on the relevant record date according to their terms and the provisions of the indenture.

      We will give notice of any redemption under the previous paragraph by mail at least 30 days but not more than 60 days before any Redemption Date to each holder of the exchange securities to be redeemed. If we give notice and funds for the redemption of any exchange securities have been made available on the Redemption Date, those exchange securities will cease to bear interest on the Redemption Date. Thereafter, the only right of holders of those exchange securities will be to receive payment of the redemption price. If less than all of any series of exchange securities are to be redeemed at our option, the trustee shall select, in such manner as it shall deem fair and appropriate, the exchange securities of that series to be redeemed.

      “Treasury Rate” means, with respect to any Redemption Date for the exchange securities, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month) or (2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity for the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange securities.

      “Independent Investment Banker” means Morgan Stanley & Co. Incorporated or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

      “Comparable Treasury Price” means with respect to any Redemption Date for the exchange securities (1) the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated, and their respective successors, and two additional primary U.S. government securities dealers selected by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.

Certain Restrictions

Restricted and Unrestricted Subsidiaries; Definitions

      The indenture contains restrictive covenants that apply to May, the Guarantor and the Restricted Subsidiaries. Those covenants do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of May and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets, Funded Debt or Secured Indebtedness under the Indenture. Investments by May or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets.

      “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by May, by one or more other Subsidiaries or by May and one or more other Subsidiaries.

      “Unrestricted Subsidiaries” are those Subsidiaries defined as such by the indenture, i.e., certain finance Subsidiaries acquired or formed subsequent to the date of the indenture, certain foreign Subsidiaries, certain real estate Subsidiaries and those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the indenture).

      “Restricted Subsidiaries” are all Subsidiaries other than Unrestricted Subsidiaries.

      A “Wholly-owned Restricted Subsidiary” is a Restricted Subsidiary all of the outstanding Funded Debt and capital stock of which (except directors’ qualifying shares) is owned by May and its other Wholly-owned Restricted Subsidiaries.

      “Consolidated Net Tangible Assets” means the total amount of assets of May and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after excluding Investments made in Unrestricted Subsidiaries or in corporations while they are Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation, after deducting,

•	all liabilities and liability items, including amounts in respect of capitalized leases, except Funded Debt, capital stock and surplus, surplus reserves, deferred income taxes and deferred investment tax credits; and

•	goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles.

      “Funded Debt” includes

•	indebtedness maturing more than 12 months after the time of computation of the amount thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after the time of the computation of the amount thereof;

•	guarantees, direct or indirect, of any such indebtedness or of such obligations of others or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business and except guarantees of such indebtedness or such obligations which are otherwise included in the definition of Funded Debt; and

•	in the case of any Subsidiary, all preferred stock of such Subsidiary.

Funded Debt does not include any obligations in respect of lease rentals whether or not such obligations would be included as liabilities on a consolidated balance sheet of May and its Restricted Subsidiaries. May or any Restricted Subsidiary shall be deemed to have assumed Funded Debt secured by any mortgage upon any of its properties or assets whether or not it has actually done so.

      “Secured Indebtedness” means any indebtedness which is secured by a mortgage upon any assets of May or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Subsidiary owned by May or a Restricted Subsidiary, provided that indebtedness secured by a mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, shall not be deemed Secured Indebtedness.

Limitation on Liens

      Unless the sum of the aggregate principal amount of all outstanding Secured Indebtedness of May and its Restricted Subsidiaries, the unsecured Funded Debt of the Restricted Subsidiaries, exclusive of any unsecured Funded Debt or Secured Indebtedness owed to May or a Wholly-owned Restricted Subsidiary, and the Indebtedness to be secured exceeds 15% of Consolidated Net Tangible Assets, May may not, and may not

permit any Restricted Subsidiary to, mortgage, pledge or create (by merger or otherwise) any lien, security interest, conditional sale or other title retention agreement or other similar encumbrance on any of the assets of May or any of its Restricted Subsidiaries (except to secure indebtedness to May or any of its Wholly-owned Restricted Subsidiaries) without making effective provision to secure the securities at least equally and ratably with such indebtedness, so long as such indebtedness is so secured.

      The foregoing provision, however, does not prevent certain purchase money mortgage liens or the refunding or extension thereof, certain non-recourse liens on real property to reimburse May or any of its Restricted Subsidiaries for the cost or acquisition of or improvements to such real property, existing mortgages, tax liens and other liens incurred in the ordinary course of business which do not materially limit the use of the property subject thereto in the operation of the business of May or of any Restricted Subsidiary or impair the value of such property for the purposes of such business, mortgages on assets of a Restricted Subsidiary existing on the date it became a Subsidiary, or any refundings or extensions thereof not exceeding the principal amount of the Indebtedness so refunded, or extended, and applying only to the same property or assets.

Restrictions on Mergers

      Neither May nor the Guarantor may consolidate or merge with or into any other corporation, or sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to another corporation, unless:

•	the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and assumes all of the obligations of May or the Guarantor, as the case may be, under the indenture and the applicable securities, including all covenants applicable to May or the Guarantor, as the case may be, contained in the indenture, the applicable securities and the guarantees, as the case may be; and

•	May, the Guarantor or such successor corporation shall not, immediately after such merger or consolidation, or such sale, lease, transfer or other disposition, be in default under any such obligation.

Waiver, Modification and Amendment

      The holders of a majority in principal amount of the outstanding exchange securities of any particular series may waive certain past defaults. The holders of a majority in aggregate principal amount of the outstanding exchange securities (including, for these purposes, holders of outstanding debt securities of May previously issued under the indenture), voting as a class and not by individual series, may waive May’s and the Guarantor’s compliance with certain restrictive provisions. Under the terms of the old securities, the holders of a majority in aggregate principal amount of the outstanding old securities, without the holders of outstanding debt securities of May previously issued under the indenture, have the authority to waive May’s and the Guarantor’s compliance with certain restrictive provisions.

      May, the Guarantor and the trustee may modify and amend the indenture with the consent (1) of the holders of a majority in aggregate principal amount of the outstanding securities (including for these purposes, holders of outstanding debt securities of May previously issued under the indenture), voting as a class and not by individual series, or (2) if less than all of the several series of securities then outstanding are affected by the addition, change, elimination or modification, of the holders of a majority in aggregate principal amount of the outstanding securities of each series so affected. However, no modification or amendment may, without the consent of the holder of each security who is affected,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of any security, or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	change the place or currency of payment of principal or premium or interest on any security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security; or

•	reduce the percentages of holders of securities or of holders of securities of any particular series required to consent to a modification or amendment of the indenture.

      Any addition, change, elimination or modification which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

Events of Default

      The following are Events of Default under the indenture with respect to each series of exchange securities:

•	failure to pay the principal of, or premium, if any, on the applicable security, when due;

•	failure to pay any interest installment on the applicable security when due that continues for 30 days;

•	failure to pay any sinking fund payment, if any, when and as due;

•	failure to perform or breach of any other covenant or warranty of May or the Guarantor, in each case other than a covenant or warranty included in the indenture solely for the benefit of any series of securities other than the applicable series of securities, that continues for 60 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other defaults provided with respect to securities of the applicable series.

      If an Event of Default for any series of exchange securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of the affected series generally may declare the entire principal of all the securities of that series (or, if the securities of that series are original issue discount securities, the portion of the principal amount specified in the terms of that series) to be due and payable immediately. If that happens, the holders of a majority of the aggregate principal amount of the outstanding securities of that series can, subject to certain conditions, rescind the declaration.

      The holder of an exchange security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding securities of the affected series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding securities of the affected series during those 60 days.

      However, the holder of any security will have an absolute right to receive payment of principal of and any premium and interest on the security when due and to institute suit to enforce such payment.

Defeasance and Covenant Defeasance

      We may elect either (1) to defease and be discharged from any and all obligations with respect to each series of exchange securities, except as otherwise provided in the indenture (“defeasance”), or (2) to be released from our obligations with respect to any series of exchange securities described above under “Limitation on Liens” and “Restrictions on Mergers” (“covenant defeasance”), if we deposit with the trustee, in trust for such purpose, sufficient money, and/or U.S. Government Obligations or Foreign Government Securities to pay the principal of, and premium, if any, interest and any other sums due on such series of securities, on the scheduled due dates for these payments.

      To elect defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the deposit of money and/or U.S. Government Obligations or Foreign Government Securities in the trust created when we elect defeasance or covenant defeasance will not cause the holders of the affected series of exchange securities to recognize income, gain or loss for federal income tax purposes.

Regarding the Trustee

      J.P. Morgan Trust Company, National Association, is the trustee under the indenture, as successor to Bank One Trust Company, N.A., the successor to The First National Bank of Chicago. J.P. Morgan Securities Inc., an affiliate of the trustee, was an initial purchaser of the old securities. We also engage in investment banking and commercial banking transactions in the ordinary course of business with affiliates of the trustee. Helene L. Kaplan, a director of the Guarantor, is a director of J.P. Morgan Chase & Co., which is an affiliate of the trustee.

Global Securities; Book-Entry System

The Global Securities

      The certificates representing the global exchange securities will be deposited with, or on behalf of, a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Accordingly, holders that are not direct DTC participants, as defined below, but who wish to receive exchange securities in the exchange offer or who otherwise wish to acquire exchange securities may do so only indirectly through DTC’s direct and indirect participants, including Euroclear and Clearstream. Except under the limited circumstances described below, global exchange securities may be transferred, in whole and not in part, solely to DTC or another nominee of DTC or to a successor of DTC or its nominee and beneficial interests in the global exchange securities may not be exchanged for certificated exchange securities.

Certain Book-Entry Procedures for the Global Securities

      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is a:

•	limited-purpose trust company organized under the laws of the State of New York;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	“clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global exchange security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the initial purchasers with an interest in that global exchange security; and

•	ownership of beneficial interests in the global exchange securities will be shown on, and the transfer of ownership interests in the global exchange securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in securities represented by a global exchange security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global exchange security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

      So long as DTC or its nominee is the registered owner of a global exchange security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the exchange securities represented by that global exchange security for all purposes of the exchange securities and the Indenture. Except as provided below, owners of beneficial interests in a global exchange security will not be entitled to have the exchange securities represented by that global exchange security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange securities (except in connection with a transfer to an institutional accredited investor), and will not be considered the owners or holders of the exchange securities represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global exchange security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of exchange securities under the Indenture or that global exchange security. We understand that under existing industry practice, in the event that we request any action of holders of exchange securities, or a holder that is an owner of a beneficial interest in a global exchange security desires to take any action that DTC, as the holder of that global exchange security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange securities.

      Payments with respect to the principal of and premium, if any, additional interest, if any, and interest on a global exchange security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global exchange security under the Indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange securities, including the global exchange securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global exchange security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global exchange security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global exchange securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global exchange security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global exchange security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

Certificated Securities

      As described above, beneficial interests in the global exchange securities and in the old securities in book-entry form (the “global old securities,” and together with the global exchange securities, the “global securities”) generally may not be exchanged for securities in definitive certificated form (“certificated securities”). However, the indenture provides that if:

•	the depositary for a global security notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary for the global securities of that series is no longer eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility;

•	we in our sole discretion determine that the securities of any series will no longer be represented by global securities; or

•	an Event of Default with respect to the securities of any series has occurred and is continuing,

we will execute and the trustee will authenticate and deliver certificated securities of that series in exchange for interests in the global securities of that series. In that event, only certificated exchange securities of that series will be issued in exchange for interests in global exchange securities of that series and only old securities of that series in definitive certificated form will be issued in exchange for interests in global old securities of that series. We anticipate that those certificated securities will be registered in such name or names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in the global securities of that series. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related securities and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated securities to be issued.

Same-Day Settlement and Payment

      So long as DTC continues to make its settlement system available to us, all payments of principal of and interest on the global exchange securities will be made by us in immediately available funds or the equivalent.

Applicable Law

      The exchange securities and the indenture are governed by and construed in accordance with the laws of the State of New York

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders (as defined below), the material U.S. federal income and estate tax consequences, relating to the exchange of old securities for exchange securities, and the ownership and disposition of the exchange securities. It does not provide a complete analysis of all potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of any of the securities who acquires the old securities at their original issue price within the meaning of Section 1273 of the Code and holds the old securities and the exchange securities as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

      As used in this prospectus, the term “Non-U.S. Holder” means any beneficial owner of an exchange security that is not:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all its substantial decisions.

      If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of an exchange security, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

      This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, and persons who own the securities as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction).

      In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the exchange of old securities for exchange securities and the ownership and disposition of the exchange securities.

      INVESTORS IN THE OLD SECURITIES AND THE EXCHANGE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

      The exchange of an old security for an exchange security pursuant to the exchange offer will not result in a taxable exchange to you. Accordingly, as a result of the exchange offer:

•	you will not recognize gain or loss upon receipt of an exchange security;

•	the initial tax basis of the exchange security will be the same as your adjusted tax basis in the old security exchanged therefor; and

•	the holding period of the exchange security you receive will include your holding period of the old security exchanged therefor.

      The exchange offer will have no U.S. federal income tax consequences for you if you do not participate in the exchange offer.

U.S. Holders

      Payment of Interest. All of the exchange securities bear interest at a stated fixed rate. You generally must include this stated interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

      Sale, Exchange or Redemption of Exchange Securities. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the exchange securities equal (i) to the amount of cash proceeds and the fair market value of any property you receive and (ii) your adjusted tax basis in the exchange securities. For these purposes, the amount received generally does not include any amount attributable to accrued but untaxed interest. Gain or loss on the disposition of exchange securities will generally be capital gain or loss and will be long-term gain or loss if the exchange securities have been held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

      Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to payments to certain noncorporate U.S. Holders of principal and interest on an exchange security and the proceeds of the sale of an exchange security. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the exchange securities, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the exchange securities. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides your correct taxpayer identification number and a certification that (a) you are exempt for backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

      Amounts withheld are generally not an additional tax and may be credited against your federal income tax liability, provided you furnish the required information to the IRS. We will report to the U.S. Holders of exchange securities and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

      Payment of Interest. Generally, subject to the discussion of backup withholding below, interest income that is not effectively connected with the conduct of a U.S. trade or business will not be subject to a U.S. withholding tax provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the exchange securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide to us or our agent a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

      Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. These regulations may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

      Interest on exchange securities not exempted from U.S. withholding tax as described above and not effectively connected with the conduct of a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

      If your interest income is effectively connected with the conduct of a trade or business within the United States, then you will be subject to U.S. federal income tax on such interest income in essentially the same manner as a U.S. person and, if you are a corporate Non-U.S. Holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, lower treaty rate).

      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

      Sale, Exchange or Redemption of Exchange Securities. Generally you will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the exchange securities, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business;

•	you are a nonresident alien individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

      Death of a Non-U.S. Holder. If you hold an exchange security at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such exchange security would not have been effectively connected with your conduct of a trade or business within the United States.

      Information Reporting and Backup Withholding Tax. Certain U.S. information reporting requirements and backup withholding tax will not apply to payments of interest on an exchange security if you provide the statement described under the heading “— Non-U.S. Holders — Payment of Interest,” provided that the payor does not have actual knowledge that you are a U.S. person.

      Backup withholding will not apply to any payment of the proceeds of the sale of an exchange security effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), if such broker is not:

      (i) a U.S. person;

      (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

      (iii) a controlled foreign corporation for U.S. federal income tax purposes; or

      (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

      Information reporting will also not apply in such circumstances so long as such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described under the heading “— Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

PLAN OF DISTRIBUTION

      Based in interpretations by the SEC’s staff in no-action letters to third parties, we believe you may transfer exchange securities issued under the exchange offer if:

•	you acquire the exchange securities in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange securities.

      Each broker-dealer that receives exchange securities of any series for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities of any series received in exchange for old securities of that series where such old securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will receive no proceeds in connection with the exchange offer or any sale of exchange securities by broker-dealers. Exchange securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange securities; or

•	a combination of these methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any exchange securities.

      Any broker-dealer that resells exchange securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange securities may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of exchange securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

      The validity of the exchange securities will be passed upon by our special counsel, Skadden, Arps, Slate, Meagher & Flom LLP. Helene L. Kaplan, of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, is a member of the Guarantor’s board of directors and owns 20,889 shares of the Guarantor’s common stock, with the associated rights attached thereto.

EXPERTS

      The consolidated financial statements and the related financial statement schedules of the Guarantor as of and for the years ended January 31, 2004 and February 1, 2003, incorporated in this prospectus by reference from the Guarantor’s Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the adoption of a new accounting principle and (2) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications). Such financial statements and schedules have been incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the thirteen week periods ended May 1, 2004 and May 3, 2003 and the twenty-six week periods ended July 31, 2004 and August 2, 2003, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Guarantor’s Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004 and July 31, 2004, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

      The Guarantor’s consolidated financial statements and related financial statement schedule as of and for the year ended February 2, 2002 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those consolidated financial statements, and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP’s written consent to the inclusion in the Guarantor’s Annual Report on Form 10-K for the year ended January 31, 2004 of said report. As a result you may not have an effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in the consolidated financial statements to which its audit report relates. In addition, even if you were able to assert such a claim, as a result of its conviction of federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to its audit report.

      The financial statements of Marshall Field’s incorporated by reference in this prospectus for the year ended January 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report incorporated by referenced herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

      The Guarantor currently files, and May, prior to May 24, 1996 filed, annual, quarterly and current reports, proxy statements and other information with the SEC. The Guarantor also furnishes to its shareowners annual reports, which include the financial statements audited by its independent registered public accounting firm. You can read and obtain copies of these filings at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. These SEC filings are also available to the public over the Internet at the SEC’s web site at “http://www.sec.gov.”

      We are incorporating by reference certain information into this prospectus. This means that we are disclosing important information to you by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information this is superseded by information that is included directly in this document.

      This prospectus incorporates by reference the following documents or portion of documents listed below that the Guarantor has previously filed with the SEC:

•	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended January 31, 2004;

•	Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarterly periods ended May 1, 2004, and July 31, 2004;

•	Definitive proxy statement on Form 14A, filed on April 22, 2004; and

•	Current Reports on Form 8-K and 8-K/ A dated as of June 10, 2004, July 13, 2004, July 13, 2004, July 21, 2004, August 2, 2004, August 27, 2004, September 3, 2004 and September 20, 2004.

      We also incorporate by reference all future filings made with the SEC under Sections 13(a), 13(c), or 14 or 15(d) of the Securities Exchange Act prior to the termination of this exchange offer. You may receive a copy of any of these filings, at no cost, by writing or telephoning us at the following address: The May Department Stores Company, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Corporate

Communications Department, (314) 342-6300. You may also access these filing over the Internet at our web site at “http://www.maycompany.com.” In order to obtain timely delivery, you must request copies of filings no later than five business days before you have to make your investment decision. The information relating to May and the Guarantor contained in this prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Article 7 of the New York Business Corporation Law (“NYBCL”) and a provision of May’s by-laws provide for indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act.

      Section 145 of the Delaware General Corporation Law (“DGCL”) provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      Article Eleventh of the Amended and Restated Certificate of Incorporation of the Guarantor (the “Guarantor Charter”) and Article VI of Guarantor’s by-laws provide that the Guarantor shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareowners; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of or dividends on, capital stock); or (iv) for any transactions from which the director derived an improper personal benefit. Article Tenth of the Guarantor Charter contains such a provision.

      The Guarantor and May have entered into indemnification agreements with their respective directors and certain executive officers. Each indemnification agreement provides, among other things, (1) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL, in the case of the Guarantor, and under the NYBCL, in the case of May; (2) for advancement of expenses to the indemnitee in connection with the indemnitee’s defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, the Guarantor or May, as applicable, shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (3) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of the Guarantor or May, as applicable, which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy the Guarantor’s or May’s, as applicable, indemnification obligations under the agreement; and (4) that no legal action be brought and no cause of action be asserted by or on behalf of the Guarantor, or May, as applicable, against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of the Guarantor or May. In addition, the Guarantor has a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
No.	Description

3.1	Amended and Restated Certificate of Incorporation of The May Department Stores Company, A Delaware corporation (incorporated by reference to Exhibit 4 of Post-Effective Amendment No. 1 to Form S-8 filed May 29, 1996).
3.2	Certificate of Amendment of the Amended and Stated Certificate of Incorporation of The May Department Stores Company, a Delaware corporation, dated May 21, 1999 (incorporated by reference to Exhibit 3(b) of Form 10-Q filed June 8, 1999).
3.3	By-laws of The May Department Stores Company, a Delaware corporation (incorporated by reference to Exhibit 3.3 of Form 10-Q filed June 2, 2004).
4.1	Amended and Restated Rights Agreement, dated as of August 31, 2004, between The May Department Stores Company, a Delaware corporation, and the Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K dated September 3, 2004).
4.2	Certificate of Designation, Preferences and Rights of the Junior Participating Preference Shares and ESOP Preference Shares (incorporated by reference to Exhibit 4.4 of Form S-4 filed June 7, 1996).
4.3	Indenture dated as of July 20, 2004, among The May Department Stores Company, a New York corporation, The May Department Stores Company, a Delaware corporation, and J.P. Morgan Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K dated July 21, 2004).
4.4	Indenture dated as of June 17, 1996, among The May Department Stores Company, a New York corporation, The May Department Stores Company, a Delaware corporation, and J.P. Morgan Trust Company, National Association, as Trustee (successor in interest to The First National Bank of Chicago) (incorporated by reference to Exhibit 4.1 of Form S-3 filed June 18, 1996).
4.5	Registration Rights Agreement, dated July 20, 2004, among The May Department Stores Company, a New York corporation, The May Department Stores Company, a Delaware corporation and the Initial Purchasers (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K dated July 21, 2004).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to the validity of the exchange securities.*
10.1	1994 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Form 10-Q filed June 2, 2004).
10.2	Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 of Form 10-Q filed June 2, 2004).
10.3	Executive Incentive Compensation Plan for Corporate Executives (incorporated by reference to the Definitive Proxy Statement for the 2004 Annual Meeting of Shareowners filed April 22, 2004).
10.4	Form of Employment Agreement (incorporated by reference to Exhibit 10.4 of Form 10-K filed April 19, 2000).
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 of Form 10-Q filed September 3, 2004).
15.1	Letter Regarding Unaudited Interim Financial Information.*
21.1	Subsidiaries of The May Department Stores Company, a Delaware corporation (incorporated by reference to Exhibit 21 of Form 10-K filed March 26, 2004).
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney included on signature pages hereto.
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association.*

Exhibit
No.	Description

99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*
99.4	Form of Letter to Clients.*
99.5	Guidelines for Certification of Taxpayer Identification.*

*	Filed herewith.

Item 22.	Undertakings

      (a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, each of the registrants has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer or controlling person of the respective registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the respective registrant will, unless in the opinion of its respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on October 29, 2004.

THE MAY DEPARTMENT STORES COMPANY
(a New York corporation)

By	/s/ RICHARD A. BRICKSON

Richard A. Brickson
Secretary

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of The May Department Stores Company, a New York corporation, hereby constitute and appoint Richard A. Brickson, Alan E. Charlson and John L. Dunham, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement on Form S-4 (including any post-effective amendments) and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ EUGENE S. KAHN Eugene S. Kahn	Chairman and Chief Executive Officer	October 22, 2004

Principal Financial and Accounting Officer:

/s/ THOMAS D. FINGLETON Thomas D. Fingleton	Executive Vice President and Chief Financial Officer	October 22, 2004

/s/ RICHARD A. BRICKSON Richard A. Brickson	Director and Secretary	October 22, 2004

/s/ ALAN E. CHARLSON Alan E. Charlson	Director, Senior Vice President and General Counsel	October 22, 2004

/s/ JAN R. KNIFFEN Jan R. Kniffen	Director, Senior Vice President and Treasurer	October 22, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on October 29, 2004.

THE MAY DEPARTMENT STORES COMPANY
(a Delaware corporation)

By	/s/ RICHARD A. BRICKSON

Richard A. Brickson
Secretary

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of The May Department Stores Company, a Delaware corporation, hereby constitute and appoint Richard A. Brickson, Alan E. Charlson and John L. Dunham, and each of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement on Form S-4 (including any post-effective amendments) and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ EUGENE S. KAHN Eugene S. Kahn	Chairman of the Board and Chief Executive Officer	October 22, 2004

Principal Financial and Accounting Officer:

/s/ THOMAS D. FINGLETON Thomas D. Fingleton	Executive Vice President and Chief Financial Officer	October 22, 2004

/s/ JOHN L. DUNHAM John L. Dunham	Director and President	October 22, 2004

/s/ R. DEAN WOLFE R. Dean Wolfe	Director and Executive Vice President of Acquisitions and Real Estate	October 22, 2004

/s/ MARSHA J. EVANS Marsha J. Evans	Director	October 22, 2004

Signature	Title	Date

/s/ HELENE L. KAPLAN Helene L. Kaplan	Director	October 22, 2004

/s/ JAMES M. KILTS James M. Kilts	Director	October 22, 2004

/s/ RUSSELL E. PALMER Russell E. Palmer	Director	October 22, 2004

/s/ MICHAEL R. QUINLAN Michael R. Quinlan	Director	October 22, 2004

/s/ JOYCE M. ROCHE Joyce M. Roche	Director	October 22, 2004

/s/ WILLIAM P. STIRITZ William P. Stiritz	Director	October 22, 2004

/s/ EDWARD E. WHITACRE, JR. Edward E. Whitacre, Jr.	Director	October 22, 2004